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Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Harvey Kamil NBTY, Inc. President and Chief Financial Officer 631-244-2020	Carl Hymans G.S. Schwartz & Co. 212-725-4500 carlh@schwartz.com

NBTY REPORTS FOURTH QUARTER AND YEAR-END RESULTS

        BOHEMIA, N.Y.—December 14, 2004—NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading manufacturer and marketer of nutritional supplements, today announced results for the fiscal fourth quarter and fiscal year ended September 30, 2004.

        For the fiscal fourth quarter ended September 30, 2004, net sales increased 17% to $427 million, compared to net sales of $365 million for the fiscal fourth quarter ended September 30, 2003. Net income for the fiscal fourth quarter of 2004 was $21 million, or $0.30 per diluted share, compared to net income of $16 million, or $0.23 per diluted share for the fiscal fourth quarter of 2003.

        Results for the fiscal fourth quarter of 2003 included certain net non-recurring charges and foreign tax credits which resulted in a net decrease of $0.02 per diluted share.

        For fiscal 2004, net sales increased 39% to $1.65 billion compared to $1.19 billion for fiscal 2003. Net income for fiscal 2004 was $112 million, or $1.62 per diluted share, compared with net income of $82 million, or $1.19 per diluted share, for fiscal 2003. Net income results for fiscal 2003 reflect the aforementioned items, which resulted in a net decrease of $0.02 per diluted share.

        At September 30, 2004, the Company's total assets were $1.2 billion and its working capital was $360 million.

OPERATIONS FOR THE FISCAL FOURTH QUARTER ENDED SEPTEMBER 30, 2004

        The US Nutrition wholesale division, which operates Nature's Bounty and Rexall brands, increased net sales 19% to $194 million from $164 million for the comparable prior period of fiscal 2003.

        NBTY continues to expand its dominant presence in the wholesale nutritional supplement marketplace and has increased its product distribution to current accounts, as well as new customers.

        The Company's utilization of consumer sales information from its Vitamin World retail stores and Puritan's Pride direct-response/e-commerce operations provides mass-market customers with timely and vital data to drive their sales. The Company continues to adjust shelf space allocation between the Nature's Bounty and Rexall brands to provide the best overall product mix and to respond to changing market conditions. While these efforts have further strengthened US Nutrition's position in the mass market, the returns associated with this reallocation are a contributing factor to an overall decrease in gross margins in this channel. Gross margins were also affected by the slowdown in the low carb category.

        In the fiscal fourth quarter, US Nutrition launched a bonus program for its Sundown brand products as part of on-going efforts to deliver greater value to consumers and increase sales and gain market share in this highly competitive channel. The Company expects this on-going initiative will continue to effect wholesale gross margins.

        NBTY recently launched a new $6.5 million national print advertising campaign featuring television talk show host and media personality Regis Philbin. Beginning in January 2005, Regis Philbin will be featured in a national campaign for NBTY's Osteo Bi-Flex, the number one Doctor Recommended Brand for joint care. The ads will appear in leading adult lifestyle publications including O, The Oprah Magazine; Better Homes and Gardens; Family Circle; and Prevention and have already appeared in AARP's Modern Maturity magazine.

        US Retail-Vitamin World fiscal fourth quarter net sales were $53 million compared to $54 million a year ago, a decrease of 1%. For the fiscal fourth quarter, Vitamin World operations reported a pre-tax loss of less than $400,000. However, Vitamin World's EBITDA (as defined in non-GAAP financial measures below) for the same period was a positive $2 million.

        During the fiscal fourth quarter Vitamin World opened 8 new stores, closed 3 stores and at the end of the quarter operated 557 stores nationwide. For the fiscal fourth quarter, same store sales decreased 4%, reflecting continued vulnerability in this specialty retail market. For fiscal 2004, same store sales increased 1%.

        As NBTY introduces more new products directly to the mass market, the specialty retail market's ability to capitalize on market trends and new products remains hampered. The Company expects this trend to continue in the near future.

        NBTY's European retail net sales for the fiscal fourth quarter increased 41% to $133 million from $95 million for the fiscal fourth quarter a year ago. Net sales generated by GNC (UK) and DeTuinen totaled $15 million for the fiscal fourth quarter. GNC (UK) remained profitable, while DeTuinen incurred a pre-tax loss of $1 million in the fiscal fourth quarter. The Company's European retail division opened 3 new stores, and at the end of the quarter operated 602 stores in the UK, Ireland and the Netherlands.

        Holland & Barrett continues to be a leader in the United Kingdom. Same store sales in the UK increased 36% in US dollars for the fiscal fourth quarter, reflecting in part the positive effect of the strong British pound. Without the effect of foreign exchange, Holland & Barrett same store sales increased 21%.

        Net sales from Puritan's Pride direct response/e-commerce operations for the fiscal fourth quarter decreased 10% to $47 million from $52 million for the comparable prior period, reflecting the continued change in the timing of the promotional catalogues as well as the cyclical nature of this business.

        NBTY remains the leader in the direct response and e-commerce sector and continues to increase the number of products available via its catalog and websites. Puritan's Pride continues to make investments in advertising and sales promotions and focus on a high level of customer service.

OPERATIONS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2004

        Net sales by segment for fiscal 2004 as compared to fiscal 2003 were as follows: Wholesale net sales were $734 million, an increase of 76%; US Retail net sales were $216 million, an increase of 2%; European Retail net sales were $496 million, an increase of 36%; and Direct Response net sales were $205 million, an increase of 3%.

SALES FOR THE TWO MONTHS ENDED NOVEMBER 2004

        Preliminary unaudited net sales by segment for the two months ended November 2004 compared to the prior like period were as follows: Wholesale net sales were $124 million, a decrease of 2%; US Retail net sales were $34 million, a decrease of 2%; European Retail net sales were $92 million, an increase of 19%; and Direct Response net sales were $37 million, an increase of 49%.

        NBTY Chairman and CEO, Scott Rudolph, said: "We are encouraged by NBTY's overall performance for fiscal 2004 which was achieved despite a general industry weakness and highly competitive market environment. While we expect industry weakness to continue in the near-term, we are confident in our ability to quickly adapt to cyclical changes in industry segments and remain optimistic for the long-term."

ABOUT NBTY

        NBTY is a leading vertically integrated manufacturer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. The Company markets approximately 1,500 products under several brands, including Nature's Bounty®, Vitamin World®, Puritan's Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)® and DeTuinen®.

        This release refers to non-GAAP financial measures, such as EBITDA. "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables. Management believes the presentation of EBITDA is relevant and useful because EBITDA is a measurement industry analysts utilize when evaluating NBTY's operating performance. Management also believes EBITDA enhances an investor's understanding of NBTY's results of operations because it measures NBTY's operating performance exclusive of interest and non-cash charges for depreciation and amortization.

        Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY's core operating performance from period to period and to allow better comparisons of NBTY's operating performance to that of its competitors.

        This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. All of these forward-looking statements, which can be identified by the use of terminology such as "subject to," "believe," "expects," "may," "will," "should," "can," or "anticipates," or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy which, although believed to be reasonable, are inherently uncertain. Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving, product liability claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY's products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) inability of NBTY's retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY's products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY's Internet and on-line sales and marketing; (xxiii) fluctuations in foreign currencies, including the British Pound; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly proposed Good Manufacturing Practices in the United States and the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe; (xxvii) the mix of NBTY's products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY's filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased gasoline prices and potentially reduced traffic flow to NBTY's retail locations; and (xxxi) other factors beyond NBTY's control.

        Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

-Tables Follow-

NBTY, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars and shares in thousands, except per share amounts)

	For the three months ended September 30,
	2004	2003
Net sales	$427,471	$364,847
Costs and expenses:
Cost of sales	219,051	182,249
Discontinued product charge (credit)	—	(1,500)
Catalog printing, postage and promotion	24,129	20,439
Selling, general and administrative	146,267	132,281

	389,447	333,469

Income from operations	38,024	31,378

Other income (expense):
Interest	(5,530)	(5,674)
Bond investment write down	—	(4,084)
Miscellaneous, net	982	(112)

	(4,548)	(9,870)

Income before provision for income taxes	33,476	21,508
Provision for income taxes	12,431	5,626

Net income	$21,045	$15,882

Net income per share:
Basic	$0.31	$0.24

Diluted	$0.30	$0.23

Weighted average common shares outstanding:
Basic	66,999	66,547

Diluted	69,011	68,796

	For the fiscal years ended September 30,
	2004	2003
Net sales	$1,652,031	$1,192,548
Costs and expenses:
Cost of sales	822,412	554,804
Discontinued product charge	—	4,500
Catalog printing, postage and promotion	85,238	66,455
Selling, general and administrative	554,838	435,748

	1,462,488	1,061,507

Income from operations	189,543	131,041

Other income (expense):
Interest	(24,663)	(17,384)
Bond investment write down	—	(4,084)
Miscellaneous, net	4,125	5,424

	(20,538)	(16,044)

Income before provision for income taxes	169,005	114,997
Provision for income taxes	57,156	33,412

Net income	$111,849	$81,585

Net income per share:
Basic	$1.67	$1.23

Diluted	$1.62	$1.19

Weighted average common shares outstanding:
Basic	66,793	66,452

Diluted	69,069	68,538

	SALES
	Three Months Ended September 30,			Fiscal Years Ended September 30,
	2004	2003	% Increase (% Decrease)	2004	2003	% Increase
	(Thousands)
Wholesale	$194,075	$163,721	19%	$734,293	$416,627	76%
US Retail/Vitamin World	53,469	54,138	-1%	216,431	212,380	2%
European Retail/Holland & Barrett/GNC (UK)	133,021	94,694	41%	495,808	363,597	36%
Direct Response/Puritan's Pride	46,906	52,294	-10%	205,499	199,944	3%

Total	$427,471	$364,847	17%	$1,652,031	$1,192,548	39%

	GROSS PROFIT PERCENTAGES
	Three Months Ended September 30,			Fiscal Years Ended September 30,
	2004	2003	% Increase (% Decrease)	2004	2003	% Increase
Wholesale	32%	39%	-7%	36%	40%	-4%
US Retail/Vitamin World	58%	60%	-2%	59%	60%	-1%
European Retail/Holland & Barrett/GNC (UK)	63%	59%	4%	62%	61%	1%
Direct Response / Puritan's Pride	65%	60%	5%	62%	62%	0%

Total (without discontinued product charge (credit))	49%	50%	-1%	50%	54%	-4%
Discontinued product charge (credit)	0%	1%	-1%	0%	-1%	1%

Total	49%	51%	-2%	50%	53%	-3%

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Thousands)

	Three Months Ended September 30, 2004
	Pretax Income (Loss)	Depreciation and amortization	Interest	EBITDA
Wholesale	$14,298	$2,538	$—	$16,836
US Retail/Vitamin World	(364)	2,339		1,975
European Retail/Holland & Barrett/GNC (UK)	36,094	2,489		38,583
Direct Response/Puritan's Pride	16,285	1,301		17,586

Segment Results	66,313	8,667		74,980
Corporate	(32,837)	6,165	5,530	(21,142)

Total	$33,476	$14,832	$5,530	$53,838

	Three Months Ended September 30, 2003
	Pretax Income (Loss)	Depreciation and amortization	Interest	EBITDA
Wholesale	$23,149	$1,443	$—	$24,592
US Retail/Vitamin World	(1,983)	4,157		2,174
European Retail/Holland & Barrett/GNC (UK)	18,802	2,624		21,426
Direct Response/Puritan's Pride	17,440	1,429		18,869

Segment Results	57,408	9,653		67,061
Corporate	(35,900)	4,692	5,674	(25,534)

Total	$21,508	$14,345	$5,674	$41,527

	Fiscal Year Ended September 30, 2004
	Pretax Income (Loss)	Depreciation and amortization	Interest	EBITDA
Wholesale	$112,224	$10,474	$—	$122,698
US Retail/Vitamin World	(120)	10,848		10,728
European Retail/Holland & Barrett/GNC (UK)	120,323	12,370		132,693
Direct Response/Puritan's Pride	65,265	5,403		70,668

Segment Results	297,692	39,095		336,787
Corporate	(128,687)	22,585	24,663	(81,439)

Total	$169,005	$61,680	$24,663	$255,348

	Fiscal Year Ended September 30, 2003
	Pretax Income (Loss)	Depreciation and amortization	Interest	EBITDA
Wholesale	$76,933	$2,184	$—	$79,117
US Retail/Vitamin World	(1,643)	12,733		11,090
European Retail/Holland & Barrett/GNC (UK)	83,345	9,872		93,217
Direct Response/Puritan's Pride	62,184	5,779		67,963

Segment Results	220,819	30,568		251,387
Corporate	(105,822)	16,316	17,384	(72,122)

Total	$114,997	$46,884	$17,384	$179,265

NBTY, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

(Dollars and shares in thousands)

	September 30, 2004	September 30, 2003
Current assets:
Cash and cash equivalents	$21,751	$49,349
Investment in bonds	—	4,158
Accounts receivable, less allowance for doubtful accounts of $9,389 at September 30, 2004 and $7,100 at September 30, 2003	86,113	80,829
Inventories	374,559	314,091
Deferred income taxes	32,062	37,021
Prepaid expenses and other current assets	62,835	44,736

Total current assets	577,320	530,184
Property, plant and equipment, net	280,075	298,344
Goodwill	221,429	213,362
Intangible assets, net	136,541	137,469
Other assets	17,288	16,423

Total assets	$1,232,653	$1,195,782

LIABILITIES AND STOCKHOLDERS' EQUITY

(Dollars and shares in thousands)

	September 30, 2004	September 30, 2003
Current liabilities:
Current portion of long-term debt	$3,205	$12,841
Accounts payable	97,635	87,039
Accrued expenses and other current liabilities	116,633	118,439

Total current liabilities	217,473	218,319
Long-term debt	306,531	413,989
Deferred income taxes	64,675	40,213
Other liabilities	4,176	8,462

Total liabilities	592,855	680,983

Commitments and contingencies
Stockholders' equity:
Common stock, $.008 par; authorized 175,000 shares; issued and outstanding 67,060 shares at September 30, 2004 and 66,620 shares at September 30, 2003	536	533
Capital in excess of par	135,787	130,208
Retained earnings	481,302	369,453

	617,625	500,194
Accumulated other comprehensive income	22,173	14,605

Total stockholders' equity	639,798	514,799

Total liabilities and stockholders' equity	$1,232,653	$1,195,782

NBTY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the fiscal years ended Sept. 30,
	2004	2003
Cash flows from operating activities:
Net income	$111,849	$81,585
Adjustments to reconcile net income to net cash provided by operating activities:
Loss/(gain) on disposal/sale of property, plant and equipment	1,556	(711)
Depreciation and amortization	61,680	46,884
Foreign currency transaction gain	(1,253)	(334)
Amortization of deferred financing costs	3,955	1,003
Amortization of bond discount	7	124
Allowance for doubtful accounts	3,074	2,970
Inventory reserve	16,070	2,108
Compensation expense for ESOP	4,090	1,711
Tax benefit from exercise of stock options	1,228	1,072
Deferred income taxes	8,767	5,227
Bond investment write down	—	4,084
Discontinued product charge	—	4,500
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(8,151)	(222)
Inventories	(72,888)	(30,487)
Prepaid expenses and other current assets	(4,095)	(15,855)
Other assets	(1,937)	616
Accounts payable	7,193	(2,773)
Accrued expenses and other liabilities	(11,209)	10,030
Net cash provided by operating activities	119,936	111,532

Cash flows from investing activities:
Purchase of property, plant and equipment	(42,700)	(37,510)
Proceeds from sale of property, plant, and equipment	1,065	1,498
Proceeds from sale of bond investment	4,158	—
Cash paid for acquisitions, net of cash acquired	—	(289,676)
Release of cash held in escrow	—	2,403

Net cash used in investing activities	(37,477)	(323,285)

Cash flows from financing activities:
Principal payments under long-term debt agreements	(117,100)	(35,211)
Proceeds from borrowings under long term debt agreements	—	275,000
Payments for financing fees	(500)	(7,500)
Proceeds from stock options exercised	1,881	1,146

Net cash (used in) provided by financing activities	(115,719)	233,435

Effect of exchange rate changes on cash and cash equivalents	5,662	1,438

Net (decrease) increase in cash and cash equivalents	(27,598)	23,120
Cash and cash equivalents at beginning of year	49,349	26,229

Cash and cash equivalents at end of year	$21,751	$49,349

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$21,156	$17,709
Cash paid during the year for income taxes	$39,490	$34,698

NBTY, INC. & SUBSIDIARIES

NET SALES BY MARKET SEGMENT

PRELIMINARY/UNAUDITED

(Thousands)

	October
	2004	2003	% Increase
Wholesale	71,553	65,751	8.8%
US Retail/Vitamin World	18,375	17,640	4.2%
European Retail/Holland & Barrett/GNC (UK)	46,537	38,432	21.1%
Direct Response/Puritan's Pride	16,600	12,751	30.2%

Total	153,065	134,574	13.7%

	November
	2004	2003	% Inc/(Dec)
Wholesale	52,872	61,313	-13.8%
US Retail/Vitamin World	15,855	17,426	-9.0%
European Retail/Holland & Barrett/GNC (UK)	45,886	39,239	16.9%
Direct Response/Puritan's Pride	20,376	12,002	69.8%

Total	134,989	129,980	3.9%

	2 Months Ended November
	2004	2003	% Inc/(Dec)
Wholesale	124,425	127,064	-2.1%
US Retail/Vitamin World	34,230	35,066	-2.4%
European Retail/Holland & Barrett/GNC (UK)	92,423	77,671	19.0%
Direct Response/Puritan's Pride	36,976	24,753	49.4%

Total	288,054	264,554	8.9%

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NBTY, INC. and SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Dollars and shares in thousands, except per share amounts)
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES (Thousands)
NBTY, INC. and SUBSIDIARIES CONSOLIDATED BALANCE SHEETS ASSETS (Dollars and shares in thousands)
LIABILITIES AND STOCKHOLDERS' EQUITY (Dollars and shares in thousands)
NBTY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)
NBTY, INC. & SUBSIDIARIES NET SALES BY MARKET SEGMENT PRELIMINARY/UNAUDITED (Thousands)